UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

May 6, 2013

INFORMATICA CORPORATION

(Exact name of registrant as specified in its charter)

State of Delaware	0-25871	77-0333710
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 Cardinal Way

Redwood City, California 94063

(Address of principal executive offices)

(650) 385-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Director

On May 6, 2013, the Board of Directors of Informatica Corporation (“Informatica”) appointed Andrew M. Miller to the Board of Directors as a Class II director, effective May 28, 2013.  Mr. Miller will serve on the Compensation Committee of the Board of Directors.

Mr. Miller will participate in the non-employee director compensation arrangements described in Informatica’s 2013 proxy statement.  Under the terms of those arrangements, Mr. Miller will receive, among other things, annual compensation of $50,000 for serving on the Board, an initial option award for 15,000 shares of Informatica’s common stock and an initial restricted stock unit award for 5,000 shares of Informatica’s common stock. The initial option award will vest as to 33% of the shares on the first anniversary of the grant date, and as to an additional 2.78% each month thereafter. The restricted stock unit award will vest as to 33 1/3% of the restricted stock units on each of the first three anniversaries of the vesting commencement date.  In addition, Mr. Miller has executed Informatica’s standard form of indemnification agreement.

Mr. Miller has been the president and chief executive officer of Polycom, Inc. since May 2010, and has been a director of Polycom since June 2010.  Previously, Mr. Miller was Polycom’s executive vice president of global field operations from July 2009 to May 2010.  Prior to joining Polycom, Mr. Miller served as global president of IPC Information Systems, LLC from December 2007 to June 2009.  Prior to joining IPC, Mr. Miller held various positions at Monster Worldwide Inc., Tandberg asa, and Cisco Systems, Inc.  Mr. Miller holds a B.S. degree in business administration from the University of South Carolina. Mr. Miller serves on the board of directors of Bridgepoint Education, Inc.  Mr. Miller also served on the board of directors of BroadSoft, Inc. during the past five years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: May 7, 2013		INFORMATICA CORPORATION

	By:	/s/ EARL E. FRY
Earl E. Fry Chief Financial Officer, Chief Administration Officer and EVP, Global Customer Support and Services